Exhibit 99.1

Dynacq to Become Dynacq Healthcare, Inc. and Reincorporate in Delaware

Tuesday October 21, 2003

HOUSTON—Dynacq International, Inc. (Nasdaq/NM:DYII—News) today announced that it will change its name to “Dynacq Healthcare, Inc.” and reincorporate in Delaware. It has also appointed American Stock Transfer & Trust Company of New York as its Stock Transfer Agent.

The Board of Directors and a majority of the shareholders of Dynacq have approved a reincorporation in Delaware. Delaware, home to many of America’s leading corporations, has evolved and settled laws governing corporations, their shareholders and management.

Chiu M. Chan, Dynacq CEO, said, “The Company believes that the new name, Dynacq Healthcare, Inc., better reflects the Company’s business and expects that the reincorporation and appointment of a new transfer agent will be beneficial to the Company and all of its shareholders.”

An Information Statement will be mailed to shareholders describing the transaction, which is expected to become effective on November 14, 2003.

Dynacq International Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Source: Dynacq International Inc.